As Filed with the Securities and Exchange Commission on September 4, 1996.

                                              Registration No. 333-___________
- --------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                                  ------------
                                    FORM S-3
                             REGISTRATION STATEMENT
                                      Under
                           THE SECURITIES ACT OF 1933
                                  ------------
                              ORYX TECHNOLOGY CORP.
             (Exact name of registrant as specified in its charter)

          Delaware                                              22-2115841
 (State or other jurisdiction of                             (I.R.S. Employer
  incorporation or organization)                            Identification No.)


                              47341 Bayside Parkway
                            Fremont, California 94538
                                 (510) 249-1144
          (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)
                                  ------------
                                                     Copies to:

     Arvind Patel                                 Jim Schneider, Esq.
  Oryx Technology Corp.                    Atlas, Pearlman, Trop & Borkson, P.A.
 47341 Bayside Parkway                   200 East Las Olas Boulevard, Suite 1900
Fremont, California 94538                   Fort Lauderdale, Florida 33301
   (510) 249-1144                                  (954) 763-1200

(Name, address, including zip code,
 and telephone number, including
 area code, of agent for service)

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

If this Form is filed to register to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration number of the earlier effective registration statement for the offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] __________.

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ] __________.



                         CALCULATION OF REGISTRATION FEE
==========================================================================================
                                          Proposed          Proposed
                                          Maximum           Maximum
Title of                Amount            Offering          Aggregate         Amount of
Shares to be            to be             Price Per         Offering          Registration
Registered              Registered        Share (1)         Price (1)         Fee
- ------------------------------------------------------------------------------------------
Common Stock,
$.001 par value         6,536,290         $2.88             $18,824,515       $6,491.00

Common Stock,
$.001 par value(2)      1,558,111         $2.88(2)          $ 4,487,360       $1,547.00

    Total                                                   $23,311,875       $8,038.00
                                                            ===========       =========
==========================================================================================

(1) Estimated solely for the purpose of computing the amount of the registration fee in accordance with Rule 457(c) under the Securities Act of 1933, as amended (the "Securities Act"), based on the average of the high and low sale price for the Common Stock, $.001 par value per share (the "Common Stock") as reported by the National Association of Securities Dealers Automated Quotation System (SmallCap) ("NASDAQ") on August 29, 1996.

(2) Represents shares issuable upon the exercise of Common Stock Purchase Warrants together with such additional indeterminate number of shares as may be issued upon exercise of such warrants by reason of the anti-dilution provisions contained therein.

      The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said
Section 8(a), may determine.

                Subject to Completion, dated September 4, 1996

PROSPECTUS

                               8,094,401 Shares

                            ORYX TECHNOLOGY, CORP.

                    COMMON STOCK, PAR VALUE $.001 PER SHARE

      This Prospectus (the "Prospectus") relates to the offer and sale of up to 8,094,401 shares (the "Shares") of Common Stock, $.001 par value (the "Common Stock"), of Oryx Technology, Corp. (the "Company" or "Oryx") by certain Selling Stockholders (the "Selling Security Holders"). Included among the Shares to be sold by the Selling Security Holders are (i) 379,000 shares of Common Stock issuable upon exercise of warrants at an exercise price of $2.00 per share, (ii) 322,551 shares of Common Stock issuable upon exercise of warrants at an exercise price of $1.25 per share, (iii) 400,000 shares of Common Stock issuable upon exercise of a warrant at an exercise price of $1.00 per share, (iv) 100,000 shares of Common Stock issuable upon exercise of a warrant at an exercise price of $5.00 per share, (v) 100,000 shares of Common Stock issuable upon exercise of a warrant at an exercise price of $1.31 per share and (vi) 256,560 shares of Common Stock issuable upon exercise of a warrant at an exercise price of $1.375 per share (collectively the "Warrants"). The Shares and Warrants were issued in various financings and transactions undertaken by the Company.

      INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

THE SECURITIES OFFERED HEREBY INVOLVE A SIGNIFICANT DEGREE OF RISK. SEE "RISK FACTORS" AT PAGES 5 TO 13.

                                  ------------

      THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION, NOR HAS THE COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                                  ------------

               The date of this Prospectus is September __, 1996.
                          [Front Cover Page Continues]

      The Selling Security Holders have advised the Company that they propose to sell the Shares, from time to time, publicly through broker-dealers acting as agents for others, or in private sales. See "Selling Security Holders" and "Plan of Distribution." The Company will not receive any of the proceeds from the sale of the Shares offered hereby by the Selling Security Holders.

      UNTIL ___________, 1996 ALL DEALERS EFFECTING TRANSACTIONS IN THE REGISTERED SECURITIES, WHETHER OR NOT PARTICIPATING IN THIS DISTRIBUTION, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS IS IN ADDITION TO THE OBLIGATION OF DEALERS TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.

      The Company will pay all offering expenses for the offering, estimated at approximately $24,000 including (i) the SEC registration fee ($8,038); (ii) legal fees and expenses ($5,000.00); (iii) blue sky fees ($1,000.00); (iv) accounting fees and expenses ($7,500.00); (v) printing expenses ($1,000.00); and
(vi) miscellaneous expenses ($1,462), but will not pay any discounts or commissions incurred by the Selling Security Holders in connection with the sale of their shares of Common Stock.

                              AVAILABLE INFORMATION

      The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended, and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information filed by the Company may be inspected and copied at the public reference facilities maintained by the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission's Regional Offices at Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511 and 7 World Trade Center, New York, New York 10048. Copies of such material may be obtained from the Public Reference Section of the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. The Commission also maintains a Web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission at http://www.sec.gov.

      This Prospectus, which constitutes part of a Registration Statement filed by the Company with the Commission under the Securities Act of 1933, as amended (the "Act"), omits certain information contained in the Registration Statement in accordance with the rules and regulations of the Commission. Reference is hereby made to the Registration Statement and to the exhibits relating thereto for further information with respect to the Company and the securities offered hereby.

                                TABLE OF CONTENTS
                                -----------------

                                                                            Page
                                                                            ----

AVAILABLE INFORMATION .....................................................    2

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE .........................    4

RISK FACTORS ..............................................................    5

THE COMPANY ...............................................................   13

USE OF PROCEEDS ...........................................................   14

SELLING SECURITY HOLDERS ..................................................   14

PLAN OF DISTRIBUTION ......................................................   18

DESCRIPTION OF SECURITIES .................................................   19

LEGAL MATTERS .............................................................   23

EXPERTS ...................................................................   23

INDEMNIFICATION ...........................................................   24

      The Company's Common Stock is quoted on the National Association of Securities Dealers Automated Quotation System (Small Cap) ("NASDAQ") under the symbol "ORYX", and on the Pacific Stock Exchange ("PSE") under the symbol "OXT". On August 29, 1996, the closing price on NASDAQ for the Common Stock was $2.88. There have been no recent reported trades on the PSE.

      No person has been authorized to give any information or to make any representations not contained in this Prospectus in connection with the offer contained in this Prospectus, and if given or made, such information or representations must not be relied upon as having been authorized by the Company or the Selling Security Holders.

      The Company will not receive any proceeds from the sale of Common Stock for the account of the Selling Security Holders. The Company has informed the Selling Security Holders that the anti-manipulative rules under the Exchange Act of 1934, Rules 10b-6 and 10b-7, may apply to their sales in the market and has furnished the Selling Security Holders with a copy of these rules. The Company has also informed the Selling Security Holders of the need for delivery of copies of this Prospectus in connection with any sale of securities registered hereunder.
                                  ------------

      THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER OF ANY SECURITIES OTHER THAN THOSE TO WHICH IT RELATES OR AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO BUY, IN ANY JURISDICTION TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH AN OFFER IN SUCH JURISDICTION. THE DELIVERY OF THIS PROSPECTUS AT ANY TIME DOES NOT IMPLY THAT THE INFORMATION HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO ITS DATE.
                                  ------------

      The Company is subject to the informational requirements of the Securities Exchange Act of 1934 and, in accordance therewith, files reports and other information with the Securities and Exchange Commission.

      The Company has previously and intends to furnish its stockholders with annual reports containing audited financial statements and may distribute quarterly reports containing unaudited summary financial information for each of the first three quarters of each fiscal year.

               INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

      The following documents filed with the Commission are incorporated herein by reference:

      (a) Annual Report of the Company on Form 10-KSB and as amended by Form 10-KSB/A1 for the fiscal year ended February 29, 1996.

      (b) Quarterly Report of the Company on Form 10-QSB for the quarter ended May 31, 1996.

      All reports and documents filed by the Company pursuant to Section 13, 14 or 15(d) of the Exchange Act shall be deemed to be incorporated by reference herein and to be a part hereof from the respective date of filing of such documents. Any statement incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document, which also is or is deemed to be incorporated by reference herein, modifies or supersedes such statement. Any statement modified or superseded shall not be deemed, except as so modified or superseded, to constitute part of this Prospectus.

      The Company hereby undertakes to provide without charge to each person, including any beneficial owner, to whom a copy of the Prospectus has been delivered, on the written or oral request of any such person, a copy of any or all of the documents referred to above which have been or may be incorporated by reference in this Prospectus, other than exhibits to such documents. Written requests for such copies should be directed c/o Corporate Secretary, Oryx Technology Corp. at the Company's principal executive office, 47341 Bayside Parkway, Fremont, California 94538.

                                  RISK FACTORS

      The securities offered hereby involve a high degree of risk. It is impossible to foresee and describe all the risks and business, economic and financial factors which may affect the Company. Prospective investors should carefully consider the risk and speculative factors, as well as other matters set forth elsewhere in this Prospectus, before making an investment in the Company.

History of Unprofitability; Substantial Recent Operating Losses and Accumulated Deficit

      Since its initial public offering in April 1994, the Company has not been profitable on a quarterly or annual basis except for its most recent quarter ended May 31, 1996. At May 31, 1996, the Company had an accumulated deficit of $8,000,000. During the fiscal year ended February 29, 1996, the Company experienced significant delays and additional costs in the development of its material analysis, electrostatic discharge testing and surge protection product lines and experienced deterioration of gross margins in the power products subsidiary, all of which have caused the Company's continuing losses. There can be no assurance that the Company will be profitable for the fiscal year ending February 28, 1997 or thereafter.

Liquidity and Capital Resources

      The Company's working capital was approximately $5,542,000 at May 31, 1996. On February 28, 1996, the Company's line of credit terminated and the outstanding balance was repaid. The Company's operating losses, increasing accounts payable, loss of its line of credit and inventory build-up continued or occurred in the fiscal year ended February 29, 1996, and together with payments made to Zenith Electronics Corporation ("Zenith") and required payments on certain short term financings, have further exacerbated the Company's cash flow needs. The Company is currently pursuing other credit arrangements and hopes to establish a replacement facility by the end of its current fiscal year. Failure to obtain a replacement line of credit facility or other financing could have an adverse impact on the Company. In particular, failure by the Company to establish a new credit facility could impact the Company's growth and liquidity.

Need for Additional Financing

      The Company's current financial resources may not be sufficient to enable it to satisfy all of its anticipated financing needs for the fiscal year ending

February 28, 1997. In the event the Company requires additional equity or debt financing, or attempts to raise capital through an asset sale, there can be no assurance that such transactions can be effected in a timely manner to meet all the Company's needs, or at all, or that any such transaction will be on terms acceptable to the Company or in the interest of its stockholders.

Risks of New Phase of Development

      The Company has invested substantially in the development of proprietary technologies in surface analysis, electrostatic surge testing of integrated circuits and surge protection. However, there can be no assurance that the Company will be successful in commercializing these technologies or any other products, or developing financially viable businesses based on these technologies or products. Results of operations in the future will be influenced by numerous factors, including technological developments by the Company, its customers and competitors, increases in expenses associated with product development and sales growth, market acceptance of the Company's products, the ability of the Company to successfully control its costs of development, overhead and other costs and manage its operations, the capacity of the Company to develop and manage the introduction of new products, and by competition. There can be no assurance that revenue growth will be sustained or profitability on a quarterly or annual basis will be achieved. Accordingly, there can be no assurance that the Company will be able to implement its business plan, expand its operations and develop and sustain profitable operations.

Significant Customer Dependence

      For the years ended February 29, 1996 and February 28, 1995, sales to Pitney Bowes accounted for approximately 41% and 27% of consolidated revenues, respectively. The Company expects that sales to Pitney Bowes will continue to represent a significant percentage of the Company's sales through at least 1997. The Company's operating results would be materially and adversely affected by any loss of business from, the cancellation of orders by, or decreases in prices of products sold to, Pitney Bowes. There can be no assurance that such customer or any other customers will in the future continue to purchase products from the Company at levels that equal or exceed those of prior periods, if at all. While the Company actively pursues new customers, there can be no assurances that the Company will be successful in its efforts, and any significant weakening in customer demand would have a material adverse effect on the Company.

Risks Associated with Management of Growth; Internal Control Deficiencies

      The Company has recently experienced and may continue to experience substantial growth in the number of employees and the scope of its operations, resulting in increased responsibilities for management. To manage growth effectively, the Company will need to continue to improve its operational, financial and management information systems and to develop and maintain sound internal controls. In connection with the Company's audit for the fiscal year ended February 28, 1995, the Company's independent accountants identified a reportable condition in the Company's internal controls with respect to its inventory management systems as it relates to tracking the movement of costed inventory which resulted in an adjustment to the fiscal 1995 financial statements. Another reportable condition was identified with respect to the Company's record keeping for equity financing and share issuance transactions. In connection with the Company's audit for the fiscal year ended February 29, 1996, the Company's independent accountants identified a further reportable condition relating to physical inventory procedures specifically with regard to substantial adjustments that resulted from physical inventories taken during the fiscal year ended February 29, 1996. The resulting adjustments were reflected in the fiscal 1996 financial statements. A reportable condition indicates that a material error or irregularity may occur in the Company's quarterly and year-end financial statements and may not be detected on a timely basis by the Company's employees, thereby possibly resulting in a misstatement of the Company's financial statements. While the Board of Directors have instituted action to correct the preceding conditions, there can be no assurance that the Company will be able to effectively achieve or manage any future growth, or develop and maintain strong internal controls. Such failure could result in a material adverse effect on the Company's financial condition and results of operations and could result in a misstatement of operating results.

Cost of Power Conversion Products

      In July 1995, the Company's contract with Zenith, pursuant to which Zenith manufactured certain power conversion products for the Company at a fixed price per unit, expired in accordance with its terms. Since such time, the Company has manufactured power conversion products at its facility in Reynosa, Mexico, while purchasing components for such products from various third party manufacturers and distributors. The Company has purchased many components for power conversion products from distributors at prices which are higher than those offered directly from manufacturers, and the current market prices of such components are substantially higher than the prices of such components anticipated by the Company at the time it entered into the Zenith contract. Accordingly, the

Company has incurred higher costs in producing its power conversion products and the Company's per unit profit margin on such products has decreased. There can be no assurance that the Company will be able to produce such products at a lower cost or negotiate more favorable, or even as favorable, terms for the components thereof, in the future and, therefore, the Company's profit margin on power products may be subject to further erosion, which would have a material adverse effect on the Company.

Reliance on Third Party Manufacturers May Disrupt Operations

      The Company relies on third-party manufacturers for the supply of substantially all key components for all of its products. The Company's reliance on outside manufacturers generally, and a sole manufacturer or a limited group of manufacturers in particular, involves several risks, including without limitation, a potential inability to obtain an adequate supply of required components and reduced control over pricing, quality, cost, and timely delivery of components. Any inability to obtain adequate deliveries or any other circumstances that would require the Company to seek alternative sources of supply or to manufacture such components internally could lead to disruption of the operations of the Company, product deficiencies, unanticipated and fluctuating expenses, unpredictable revenues, and sales and marketing dislocations that are beyond the Company's control, and may have a material adverse effect on the Company's business and operations.

Technological Changes Affecting Products and Product Development
Risks

      The design and manufacture of technologically advanced components and equipment continually undergo rapid and significant technological change. The
Company's success will depend upon its ability to maintain a competitive position with respect to its proprietary and other enhanced technology and to continue to attract and retain qualified personnel in all phases of its operations. The Company's business is, to a large degree, dependent on the enhancement of its current products and the development of new products. Critical to the Company's success and future profitability will be its capacity to develop new technologies for new product lines and product upgrades. Product development and enhancement involve substantial research and development expenditures and a high degree of risk, and there is no assurance that the Company's product development efforts will be successful, will be accepted by the market, or that such development efforts can be completed on a cost-effective or timely basis. There can be no assurance that future technological developments will not render existing or proposed products of the Company uneconomical or obsolete or that the Company will not be adversely affected by competition or by the future development of commercially viable products by others.

Quarterly Fluctuations of Operating Results

      The Company's quarterly operating results have in the past been, and will in the future be, subject to fluctuation. The Company's operating results are impacted by numerous factors, such as product introductions or modifications by competitors, market acceptance of the Company's products and its customers' products, product price changes, product mix, purchasing patterns of original equipment manufacturers ("OEMs") and other customers, delays in, or failure to receive, orders due to customer financial difficulties, and overall economic trends. The Company plans to introduce product upgrades or new product lines from time-to-time, which could generate short-term order fluctuations and have an adverse impact on sales of certain existing products. In addition, customer orders may involve competing capital budget considerations for the customer, thus making the timing of customer orders difficult to predict and uneven. Any delay or failure to receive anticipated orders, or any deferrals or cancellation of existing orders, would adversely affect the Company's financial performance. The Company's expense levels are based in part on its expectations as to future revenues and, in particular, revenue growth, and the Company may be unable to adjust spending in a timely manner to compensate for any revenue shortfall. Accordingly, operating results in any one quarter could be materially adversely affected by, among other factors, a failure to receive, ship or obtain customer acceptance of sufficient orders in that quarter. Any weakening in demand for the Company's products could have a material adverse effect on the Company's operating results and the Company's ability to achieve profitability.

Backlog and Inventory

      Oryx Power Products Corporation ("Power Products"), the Company's power products subsidiary, operates with a substantial backlog due primarily to orders from OEMs for custom power supplies, which generally comprise between 50% to 60% of the Company's total revenues. However, the Company's backlog at the beginning of a quarter typically does not include all sales required to achieve the Company's sales objectives for Power Products for that quarter. Therefore, Power Products' net sales and operating results for a quarter depend on the Company shipping orders scheduled to be sold during that quarter and obtaining additional orders for products to be sold during that same quarter. Moreover, the terms of customer purchase orders generally provide that the customer may cancel or reschedule all or a substantial portion of the order with limited notice and with little or no penalty. The Company has experienced rescheduling in the past and, to a lesser extent, cancellations, and expects that it will experience such changes in the future. If the Company is unable to adjust its parts orders to meet its actual product demand, the result may be that the Company has a parts or product inventory which is substantially different from the number and mix of products actually sold. Any such inventory imbalance could result in inventory write downs or other unexpected charges, contributing to significant fluctuations in operating results from quarter to quarter.

      The Company's other subsidiaries operate with virtually no backlog. Therefore, because the Company ships most of its current products within a short period after receipt of an order, the Company's net sales and operating results for a quarter depend on the Company's ability to obtain orders for and ship products within the same quarter. There can be no assurances that the Company will be able to obtain a sufficient level of orders to obtain annual profitability.

Competition

      The Company is engaged in certain highly competitive and rapidly changing segments of the electronic components and systems manufacturing industry in which technological advances, costs, consistency and reliability of supply are critical to competitive position. In addition, the competition for recruitment of personnel in the technologically-advanced manufacturing industry is continuous and highly intense. The Company competes or may subsequently compete, directly or indirectly, with a large number of companies which may provide products or components comparable to those provided by the Company. In addition, many present or prospective competitors are larger, better capitalized, more established and have greater access to resources necessary to produce a competitive advantage. In particular, there are a large number of competitors producing power conversion products, many of which are larger and more established technology oriented companies in the United States as well as low cost manufacturers in the Far East who may be expected to introduce more technologically advanced power conversion products in the future. There can be no assurance that the Company will be able to compete effectively in some or all of its markets.

No Assurances of Protection for Patents and Proprietary Rights; Reliance on Trade Secrets

      The Company relies on a combination of patent, copyright, trademark and trade secret laws, non-disclosure agreements and other intellectual property protection methods to protect its proprietary technology. There can be no assurance that any existing or subsequently obtained patents will provide the Company with substantial competitive advantages, or that challenges will not be instituted against the validity or enforceability of any patents owned by the Company, or if initiated, that such challenges will not be successful. To the extent the Company wishes to assert its patent rights, there can be no assurance that any claims of the Company's patents will be sufficient to protect the Company's technology, and the cost of any litigation to uphold the validity of a patent and prevent infringement can be substantial even if the Company prevails. In addition, there can be no assurance that others will not independently develop similar technologies, duplicate the Company's technology, or legitimately design around the patented aspects of the Company's technology. Competitors or potential competitors may have filed applications for or received patents, and may obtain additional patents and proprietary rights relating to technology competitive with that of the Company. Furthermore, if additional patents do not issue from present or future patent applications, the Company may be subject to greater competition.

      In certain cases, the Company also relies on trade secrets to protect proprietary technology and processes which it has developed or may develop in the future. There can be no assurance that secrecy obligations will be honored or that others will not independently develop similar or superior technology. The protection of proprietary technology through claims of trade secret status has been the subject of increasing claims and litigation by various companies, both in order to protect proprietary rights, and for competitive purposes, even where proprietary claims are unsubstantiated. The prosecution of proprietary claims or the defense of such claims is costly and uncertain given the rapid development of the principles of law pertaining to this area.

No Dividends on Common Stock

      The Company has not paid any cash dividends on its Common Stock since its inception and does not anticipate paying cash dividends on its Common Stock in the foreseeable future. Payment of dividends is likely to be restricted under the terms of any new credit facility. The future payment of dividends is directly dependent upon future earnings of the Company, its financial requirements and other factors to be determined by the Company's Board of Directors, as well as the possible consent of any of its prospective lenders. For the foreseeable future, it is anticipated that any earnings which may be generated from the Company's operations will be used to finance the growth of the Company and will not be paid to holders of Common Stock.

Risk of Significant Dilution

      As a result of various transactions previously undertaken by the Company, there are convertible securities and warrants and options of the Company currently outstanding for the conversion and purchase of up to approximately 6,400,000 shares of Common Stock, which represent significant additional potential dilution for existing stockholders of the Company. These underlying shares of Common Stock are not included in currently outstanding shares. In addition, as a result of the anti-dilution provisions included in certain of these derivative securities, there may be further dilution based on the price that the Company issues other securities in the future.

Volatility of Stock Price

      There can be no assurance that the market price of the Common Stock will not decline below the price at which such shares are being offered pursuant to this Prospectus, particularly since the market price of the Company's Common Stock has fluctuated substantially since the Company's initial public offering in April 1994. The Company believes that a variety of factors could cause the price of the Company's Common Stock to fluctuate substantially, including, for example, the Company's ability to establish a credit facility to replace its former facility with its bank, announcements of developments related to the Company's business, liquidity and financial viability, fluctuations in the Company's operating results and order levels, general conditions in the Company's industries, the technology industry in general or the United States or worldwide economy, announcements of technological innovations, new products or product enhancements by the Company or its competitors, developments in patents or other intellectual property rights, and developments in the Company's relationships with its customers, distributors and suppliers. In addition, in recent years, the stock market in general and the market for shares of small capitalization stocks in particular has experienced extreme price fluctuations which have often been unrelated to the operating performance of affected companies. Such fluctuations could adversely affect the market price of the Company's Common Stock and the Warrants and ability to obtain additional financing.

Authorization of Preferred Stock

      The Board of Directors is authorized to issue shares of preferred stock and to fix the dividend, liquidation, conversion, redemption and the rights, preferences and limitations of such shares without any further vote or action of the stockholders. Accordingly, the Board of Directors is empowered, without stockholder approval, to issue preferred stock with dividend, liquidation, conversion, voting or other rights which could adversely affect the voting power of other rights of the holders of the Company's Common Stock. In the event of issuance, the preferred stock could be utilized, under certain circumstances, as a method of discouraging and delaying or preventing a change of control of the Company. Although the Company has no present intention to issue any additional shares of its preferred stock, there can be no assurance that the Company will not do so in the future.

                                   THE COMPANY

      Oryx Technology Corp. designs, manufactures and markets specialized components, analytical equipment and instrumentation products for original equipment manufacturers ("OEMs") in the information technology industry. This industry includes office equipment, computers, telecommunications and consumer electronics. The Company markets or has in product development, technologically-advanced products which perform diagnostic and analytical functions and address industry requirements for efficient power conversion, surge protection and specialized materials technology. The Company has concentrated its product development programs in critical areas where the larger manufacturers of office equipment, computers, computer peripherals and other electronic and telecommunications products depend upon complementary technology and product support. The Company operates in three distinct market segments: (i) power conversion products, (ii) electrical surge protection products, and (iii) materials analysis and test equipment and specialized materials products.

      In November 1995, the Company made a strategic decision to improve business focus and execution by separating its core businesses and placing assets for each core business into wholly-owned subsidiaries. Three new subsidiaries were formed: Oryx Power Products Corporation ("Power Products"), SurgX Corporation ("SurgX") and Oryx Instruments and Materials Corporation
("Instrument and Materials"). The subsidiaries are intended to provide additional management and employee motivation to increase the value of each business through potential equity ownership tied more closely to each business unit, and to position the Company to be better able to seek financing or equity investment at the subsidiary level in order to develop the Company's businesses.

      Oryx' and its subsidiaries' customer base for their current product lines includes the following OEMs: Cooper Industries, Pitney-Bowes Corp., Xerox Corporation, IBM Corporation, Seagate Technology, Inc., Akashic Memories Corporation, and Western Digital Media Corporation. The Company plans to market its existing lines, and, possibly additional product lines to these and other OEMs during fiscal 1997.

      Oryx also derives revenues from sales of products based on its patented IntrageneTM ceramic metallization and joining system and from the design and fabrication of electromagnet systems. IntrageneTM is a proprietary metallurgical technology developed by Oryx which affords the Company the capacity to metallize, solder or braze a comprehensive range of difficult-to-join engineering ceramics, graphite and refractory metals used in electronic and structural applications.

      The Company's predecessor, Advanced Technology, Inc. ("ATI"), was incorporated on April 21, 1976 in New Jersey. On July 25, 1993, ATI formed the Company as a wholly-owned Delaware subsidiary, and on September 29, 1993, ATI merged into the Company.

      The Company's offices are located at 47341 Bayside Parkway, Fremont, California 94538, and its telephone number is (510) 249- 1144.

                                 USE OF PROCEEDS

      The Company will not receive any proceeds from the sale of Common Stock for the account of the Selling Security Holders. However, with respect to the Warrants, the Company will only receive proceeds from the exercise of the Warrants, the timing of which is at the discretion of the holders of the Warrants. In the event all of the Warrants were to be exercised, the Company would receive net proceeds of approximately $2,521,000, after payment of offering expenses estimated to be approximately $24,000. No proceeds will be obtained by the Company from the Warrants except upon the exercise of the Warrants. It is anticipated that the net proceeds, if any, will be used by the Company for expansion of operations and product lines and for working capital. The actual allocation of proceeds realized from the exercise of the Warrants will depend upon the amount and timing of such exercises, the Company's operating revenues and cash position at such time and its working capital requirements during the course of such exercise period. There can be no assurances that any of the Warrants will be exercised.

      While the intended use of proceeds is consistent with the Company's current business plan objectives, the Company reserves the right to change the use of proceeds depending on working capital requirements and opportunities afforded to the Company. Pending utilization of the proceeds as described above, the net proceeds of the offering will be deposited in interest bearing accounts or invested in money market instruments, government obligations, certificates of deposits or similar short-term investment grade interest bearing investments.


                            SELLING SECURITY HOLDERS

      The following table sets forth the name of the Selling Security Holders, the amount of shares of Common Stock held directly or indirectly or underlying the Warrants and other derivative securites of the Company owned by the Selling Security Holders on the date hereof, the amount of shares of Common Stock to be offered by the Selling Security Holders, the amount to be owned by the Selling Security Holders following sale of such shares of Common Stock and the percentage of shares of Common Stock to be owned by the Selling Security Holders following completion of such offering. As of May 31, 1996, there were issued and outstanding 10,020,668 shares of Common Stock of the Company as to which the percentages referred to below are based.

                                                                                                  Percentage
                                                                 Percentage      Shares to be     to be Owned
Name of Selling                  Number of        Shares to      Owned Before    Owned After      After
Security Holder                  Shares Owned     be Offered     Offering        Offering         Offering
- ---------------                  ------------     ----------     --------        --------         --------
Banque Hervet(1)                     100,000        100,000          *              -0-               -
Caisse Centrale de                   100,000        100,000          *              -0-               -
  Banques Populaires(1)
Chase Manhattan                       85,000         85,000          *              -0-               -
  Trustees Ltd.(1)
Ivar S. Chhina(2)                      8,000          8,000          *              -0-               -
Clarion Finanz AG(1)                 690,000        690,000         6.9%            -0-               -
Alfred & Rosy Daniel(2)(3)            13,000         13,000          *              -0-               -
The Equitable Life                 1,000,000      1,000,000         9.9%            -0-               -
  Assurance Society(1)
Growth Trust(1)                      500,000        500,000         4.9%            -0-               -
Goel Family                          479,062        479,062         4.6%            -0-               -
  Partnership(2)(4)
Global Stock Investment               80,000         80,000          *              -0-               -
  Ltd.US Smaller
  Companies Trust(1)
Govett American Smaller              435,000        435,000         4.3%            -0-               -
  Companies Trust(1)
Shiv Grewal(2)                         6,667          6,667          *              -0-               -
Jay Michael Haft(5)                  144,600        104,600         1.4%         40,000               *
Gerald J. Josephson(2)                53,333         53,333          *              -0-               -
Thomas Landgraf(2)                    24,691         24,691          *              -0-               -
John W. Larson(2)                    213,333        213,333         2.1%            -0-               -
Paul Low(2)                           33,333         33,333          *              -0-               -
Mehta & Co-Chhina(2)                   5,333          5,333          *              -0-               -
Nitin T. Mehta(6)                    507,049        477,049         4.9%         30,000                *
Mehta & Company(2)                   213,333        213,333         2.1%            -0-               -
Morgan Fuller                        140,222        140,222         1.4%            -0-               -
  Holdings(7)
Northlea                             529,183        321,789         5.2%        207,394               2.1%
  Partners(2)(3)(4)(8)
Arvind Patel(2)(4)(9)                255,414         56,096         2.5%        199,318               2.0%
Pine Hill Ltd.(2)                     50,000         50,000          *              -0-               -
Stephen Plous(2)                      13,333         13,333          *              -0-               -
Howard Reisman(2)                     32,000         32,000          *              -0-               -
Royal Bank of Scotland(1)            100,000        100,000          *              -0-               -
Rudyard Investments,                   8,000          8,000          *              -0-               -
  Ltd.(2)
Judith Schindler(10)                 129,167         66,667         1.3%         62,500                *
Standard Bank Nominees                30,000         30,000          *              -0-               -
(Jersey) Ltd.(2)
Valeo Limited(1)                     872,000        872,000         8.7%            -0-               -
Vernon Street Limited(3)             336,000        336,000          *              -0-               -
Weber Family Trust(2)                 13,333         13,333          *              -0-               -
Andrew G. Wilson(2)(11)               47,219         10,000          *          37,219                *
Windstar Investments(2)              666,667        666,667         6.7%            -0-               -
Yorkton Securities(12)               256,560        256,560         2.5%            -0-               -
Zenith Electronics(13)               500,000        500,000         4.9%            -0-               -

TOTAL                                             8,094,401
- ----------------

*     Represents less than 1%.

(1) Represents shares issued in the Company's Regulation S offering undertaken between February and May 1996.

(2) Represents shares issued in the Company's private placement of Common Stock completed in May 1995.

(3) Represents shares issuable upon exercise of warrants received in the Company's private placement of warrants completed in November 1994. The warrants are exercisable at $2.00 per share on or prior to October 1, 2004.

(4) Represents shares issuable upon exercise of warrants received in the Company's bridge loan financing completed in February 1996. The warrants are exercisable at $1.25 per share on or prior to January 29, 2001.

(5) Jay M. Haft is a Director of the Company. Includes 89,600 shares acquired in connection with the Company's private placement completed in May 1995 and 15,000 shares issuable upon exercise of warrants received in the Company's private placement of warrants completed in November 1994 exercisable at $2.00 per share on or prior to October 1, 2004, which shares are being sold pursuant to this Prospectus. Also includes 40,000 shares subject to stock options.

(6) Nitin T. Mehta is a Director of the Company. Includes 573,334 shares acquired by Mr. Mehta and a retirement account set up by Mehta & Co., Inc. in connection with the Company's private placement completed in May 1995 and 117,049 shares issuable upon exercise of warrants received in connection with the Company's bridge loan completed in February 1996, exercisable at $1.25 per share on or prior to January 29, 2001, which shares are being sold pursuant to this Prospectus. Also includes 40,000 shares subject to stock options.

(7) Includes 100,000 shares issuable upon exercise of a warrant in consider-ation for investment banking services to be rendered to the Company. The warrant is exercisable at $1.31 per share on or prior to March 31, 2001. Also includes shares issuable upon exercise of warrants received in the Company's bridge loan financing completed in February 1996. The warrants are exercisable at $1.25 per share on or prior to January 29, 2001.

(8)   Northlea Partners, Ltd. is a partnership whose general partner is Dr. John
      H. Abeles, the Chairman of the Board of the Company. Includes 200,000 shares acquired in connection with the Company's private placement completed in May 1995; 25,000 shares issuable upon exercise of warrants received in the Company's private placement of warrants completed in November 1994 exercisable at $2.00 per share on or prior to October 1, 2004; and 96,789 shares issuable upon exercise of warrants received in connection with the Company's bridge loan completed in February 1996, exercisable at $1.25 per share on or prior to January 29, 2001; which shares are being sold pursuant to this Prospectus. Also includes 40,000 shares subject to stock options.

(9) Arvind Patel is the Company's President, Chief Executive Officer and a Director. Includes 40,000 shares acquired by Mr. Patel for himself and for his two children in connection with the Company's private placement completed in May 1995 and 16,096 shares issuable upon exercise of warrants acquired in connection with the Company's bridge loan completed in February 1996 exercisable at $1.25 per share on or prior to January 29, 2001, which shares are being sold pursuant to this Prospectus. Also includes 95,460 shares subject to stock options and 35,000 shares held as custodian for Mr. Patel's minor children.

(10) Judith A. Schindler is the wife of Bruce L. Schindler, a current Director of the Company. Includes 66,667 shares acquired in connection with the Company's private placement completed in May 1995 which shares are being sold pursuant to this Prospectus. Also includes 40,000 shares subject to stock options.

(11) Andrew Wilson is the Company's Chief Financial Officer. Includes 10,000 shares acquired in connection with the Company's private placement completed in May 1995, which shares are being sold pursuant to this Prospectus. Also includes 37,219 shares subject to stock options.

(12) Represents shares issuable upon exercise of a warrant in consideration for serving as placement agent for the Company's Regulation S offering to institutional non-U.S. investment firms completed in May 1996. The warrants are exercisable at $1.375 per share on or prior to May 3, 2001.

(13) Represents shares issuable upon exercise of warrant issued to Zenith Electronics Corporation in connection with a settlement agreement consummated in February 1996. Warrants to purchase 400,000 shares are exercisable at $1.00 per share on or prior to March 15, 2001 and warrants to purchase 100,000 shares are exercisable at $5.00 per share on or prior to March 15, 2001.

      In November 1994, the Company completed a warrant issuance which resulted in the issuance of warrants to purchase approximately 379,000 shares of Common Stock at a price of $2.00 per share producing proceeds to the Company of approximately $280,000. Northlea Partners, Ltd., a partnership whose General Partner is Dr. John H. Abeles, the Chairman of the Board of the Company, acquired warrants with the right to purchase 25,000 shares of Common Stock for $18,750. Mr. Jay M. Haft, a Director of the Company acquired warrants with the right to purchase 15,000 shares of Common Stock for $11,250.

      In May 1995, the Company completed a private placement consisting of 2,536,290 shares of Common Stock pursuant to which the Company received proceeds of approximately $1,900,000. Northlea Partners, Ltd., acquired for a consideration of $150,000, 200,000 shares of this private placement. Mr. Nitin
T. Mehta, a Director of the Company, acquired for himself and through his retirement account set up by Mehta & Co., Inc., 573,334 shares of Common Stock for a consideration of $430,000 principal amount. Mrs. Judith A. Schindler, wife of Mr. Bruce L. Schindler, a current Director of the Company, acquired for a consideration of $50,000, 66,667 common shares of this private placement. Mr.

Jay M. Haft, acquired 89,600 shares of Common Stock for $67,200 consideration. Andrew Wilson, the Company's Chief Financial Officer, acquired 10,000 shares for $7,500 consideration. Arvind Patel, the Company's President, Chief Executive Officer and a Director, acquired for himself and his two children a total of 40,000 shares for a consideration of $30,000.

      In February 1996, the Company issued promissory notes in the principal amount of $400,000 and warrants to purchase 322,551 shares of Common Stock exercisable at a per share price of $1.25 in connection with a bridge loan made to the Company which was subsequently repaid. Northlea Partners, Ltd. received warrants to purchase 96,789 shares of Common Stock. Mr. Nitin Mehta received warrants to purchase 117,049 shares of Common Stock and Mr. Arvind Patel received warrants to purchase 16,096 shares of Common Stock relating to this bridge loan.

      In February 1996, the Company entered into a Settlement Agreement with Zenith pursuant to which, among other things, the Company issued warrants to purchase 400,000 shares of Common Stock of the Company exercisable at $1.00 per share and warrants to purchase 100,000 shares of Common Stock of the Company exercisable at $5.00 per share.

      Between February and May, 1996, the Company issued 4,000,000 shares of Common Stock of the Company to a limited group of institutional non-U.S. investment firms pursuant to Regulation S of the Securities Act. In connection with this offering, Yorkton Securities, Inc., a non-U.S. firm which served as placement agent for this offering, received warrants to purchase 256,560 shares of Common Stock of the Company at a per share exercise price of $1.375.

      In April 1996, the Company issued a warrant to purchase 100,000 shares of Common Stock at a per share price of $1.31 to Morgan Fuller Capital Group, L.L.C. in exchange for investment banking services to be rendered to the Company.

      The Company has agreed to pay for all costs and expenses incident to the issuance, offer, sale and delivery of the Shares, including, but not limited to, all expenses and fees of preparing, filing and printing the Registration Statement and Prospectus and related exhibits, amendments and supplements thereto and mailing of such items. The Company will not pay selling commissions and expenses associated with any such sales by the Selling Security Holders. The Company has agreed to indemnify the Selling Security Holders against civil liabilities including liabilities under the Securities Act of 1933. The Selling Security Holders have advised the Company that sales of the Shares may be made from time to time by or for the account of the Selling Security Holders in one or more transactions in the over-the-counter market, in negotiated transactions or otherwise, at prices related to the prevailing market prices or at negotiated prices.

                              PLAN OF DISTRIBUTION

      The Shares may be sold from time to time by the Selling Security Holders. Such sales may be made in the over-the-counter market or otherwise at prices and at terms then prevailing or at prices related to the then current market price, or in negotiated transactions. The Shares may be sold by one or more of the following methods: (i) a block trade in which the broker or dealer so engaged will attempt to sell the Shares as agent for the Selling Security Holder; (ii) ordinary brokerage transactions; (iii) transactions in which the broker solicits purchasers and (iv) privately negotiated transactions. In effecting sales, brokers or dealers engaged by the Selling Security Holders may arrange for other brokers or dealers to participate. Brokers or dealers may receive commissions from the Selling Security Holders in amounts to be negotiated immediately prior to the sale. Such brokers or dealers and any other participating brokers or dealers may be deemed to be "underwriters" within the meaning of the Securities Act in connection with such sales.

                            DESCRIPTION OF SECURITIES

      The Company is currently authorized to issue up to 25,000,000 shares of Common Stock par value $.001 per share, of which 10,364,907 shares were outstanding as of August 15, 1996. The Company is also authorized to issue up to 3,000,000 shares of Preferred Stock, par value $.001 per share, of which 7,500 shares of Series A Preferred Stock were outstanding as of August 15, 1996.

Common Stock

      Each share of Common Stock entitles the holders thereof to one vote. Holders of Common Stock do not have cumulative voting rights which means that the holders of more than 50% of the shares voting for the election of directors can elect all of the directors if they choose to do so, and in such event, the holders of the remaining shares will not be able to elect any directors. The ByLaws of the Company require that only a majority of the issued and outstanding shares of Common Stock of the Company need be represented to constitute a quorum and to transact business at a stockholders' meeting.

      Subject to the dividend rights of the holders of any outstanding shares of Preferred Stock, holders of shares of Common Stock are entitled to share, on a ratable basis, such dividends as may be declared by the Board of Directors out of funds legally available therefor. Upon liquidation, dissolution or winding up of the Company, after payment to creditors and holders of any outstanding shares of preferred stock, the assets of the Company will be divided pro rata on a per share basis among the holders of the Common Stock. The Common Stock has no preemptive, subscription or conversion rights and is not redeemable by the

Company. The Shares of the Company's Common Stock which may be issued upon exercise of the Company's publicly traded warrants (the "Public Warrants"), the Underwriters' warrants issued in the Company's previous public offering and other warrants and options issued by the Company when issued in accordance with the terms thereof, will be duly authorized, validly issued, fully paid and non-assessable.

Common Stock Purchase Warrants

      The Public Warrants were issued in registered form pursuant to an Agreement, dated April 6, 1994 (the "Warrant Agreement"), between the Company and North American Transfer Co., as Warrant Agent (the "Warrant Agent"). The following discussion of certain terms and provisions of the Public Warrants is qualified in its entirety by reference to the detailed provisions of the Statement of Rights, Terms and Conditions for the Public Warrants which forms a part of the Warrant Agreement.

      Each of the Public Warrants currently entitles the registered holder to purchase 1.9 shares of Common Stock. The Public Warrants are exercisable at $3.50 per Warrant which is the equivalent of $1.84 per share of Common Stock, subject to certain further adjustments. The Public Warrants are entitled to the benefit of adjustments in their exercise prices and in the number of shares of Common Stock or other securities deliverable upon the exercise thereof in the event of a stock dividend, stock split, reclassification, reorganization, consolidation or merger.

      The Public Warrants may be exercised at any time commencing October 6, 1994 and continuing thereafter until April 6, 1999, unless such period is extended by the Company. After the expiration date, Public Warrant holders shall have no further rights. Public Warrants may be exercised by surrendering the certificate evidencing such Public Warrant, with the form of election to purchase on the reverse side of such certificate properly completed and executed, together with payment of the exercise price and any transfer tax, to the Warrant Agent. If less than all of the Public Warrants evidenced by a warrant certificate are exercised, a new certificate will be issued for the remaining number of Public Warrants. Payment of the exercise price may be made by cash, bank draft or official bank or certified check equal to the exercise price.

      Public Warrant holders do not have any voting or any other rights as stockholders of the Company. The Company has the right at any time beginning October 6, 1994 to repurchase the Public Warrants, at a price of $.05 per Public Warrant, by written notice to the registered holders thereof, mailed 30 days prior to the repurchase date. The Company may exercise this right only if the closing bid price for the Common Stock for 20 trading days during a 30 consecutive trading day period ending no more than 10 days prior to the date that the notice of repurchase is given, equals or exceeds $4.50 [129% of the offering price per share attributing no value to the Public Warrants] (subject to adjustment) during the exercise period commencing October 6, 1994 through October 6, 1996, and equals or exceeds $5.10 per share [146% of the offering price per share, attributing no value to the Public Warrants] (subject to adjustment) thereafter. Any such repurchase shall be for all outstanding Public Warrants. If the Company exercises its right to call Public Warrants for repurchase, such Public Warrants may still be exercised until the close of business on the day immediately preceding the date fixed for repurchase. If any Public Warrant called for repurchase is not exercised by such time, it will cease to be exercisable, and the holder thereof will be entitled only to the repurchase price. Notice of repurchase will be mailed to all holders of Public Warrants of record at least thirty (30) days, but not more than sixty (60) days, before the repurchase date. The foregoing notwithstanding, the Company may not call the Public Warrants at any time that a current registration statement under the Act is not then in effect.

      The Warrant Agreement permits the Company and the Warrant Agent, without the consent of Public Warrant holders, to supplement or amend the Warrant Agreement in order to cure any ambiguity, manifest error or other mistake, or to address other matters or questions arising thereunder that the Company and the Warrant Agent deem necessary or desirable and that do not adversely affect the interest of any Public Warrant holder. The Company and the Warrant Agent may also supplement or amend the Warrant Agreement in any other respect with the written consent of holders of not less than a majority in the number of the Public Warrants then outstanding; however, no such supplement or amendment may
(i) make any modification of the terms upon which the Public Warrants are exercisable or may be redeemed; or (ii) reduce the percentage interest of the holders of the Public Warrants without the consent of each Public Warrant holder affected thereby.

      In order for the  holder to  exercise a Public  Warrant,  there must be an effective registration statement, with a current prospectus, on file with the Securities and Exchange Commission covering the shares of Common Stock underlying the Public Warrant, and the issuance of such shares to the holder must be registered, qualified or exempt under the laws of the state in which the holder resides. If required, the Company will file a new registration statement with the Commission with respect to the securities underlying the Public Warrants prior to the exercise of such Public Warrants and will deliver a prospectus with respect to such securities to all holders thereof as required by
Section 10(a)(3) of the Securities Act of 1933.

Preferred Stock

      The Company is authorized to issue 3,000,000 shares of Preferred Stock, par value $.001 per share, issuable in such series and bearing such voting, dividend, conversion, liquidation and other rights and preferences as the Board of Directors may determine. Of such shares, 45,000 shares were designated Series A $25 2% Convertible Cumulative Preferred Stock (the "Series A Preferred Stock"), and 7,500 shares were outstanding as of August 15, 1996.

      Shares of Series A Preferred Stock accrue cumulative preferred cash dividends at the annual rate of 2% or $0.50 per share, payable semi-annually commencing November 1, 1993. The holders of the Series A Preferred Stock have no right to have the Company redeem such shares, and the Company is not obligated to redeem such shares under any circumstances. The holders of Series A Preferred Stock are entitled to receive, upon a voluntary or involuntary dissolution, liquidation or winding up of the Company, $25.00 per share plus an amount equal to all accrued and unpaid dividends, if any.

      At the election of the holder thereof, each share of Series A Preferred Stock is convertible into 11.6666 shares of Common Stock, subject to certain adjustments. If all 7,500 shares of outstanding Series A Preferred Stock were converted, there would be issued approximately 87,500 shares of Common Stock of the Company. Holders of Series A Preferred Stock have one vote per share on all matters submitted to the stockholders of the Company. In addition, the affirmative vote of at least a majority of the outstanding Series A Preferred Stock is required to approve any adverse change in the preferences, rights or limitations with respect to the Series A Preferred Stock.

Interim Financing Securities

      In March 1994, the Company issued $150,000 principal amount of 9% Promissory Notes (the "Interim Notes") and bridge warrants to purchase 37,500 shares of Common Stock. The Interim Notes were retired from the proceeds of the Company's public offering in April 1994.

      Each bridge warrant entitles the holder to purchase one share of Common Stock at an exercise price of $2.28 per share on or prior to March 31, 1999. The resale of the shares of Common Stock issuable upon exercise of the bridge warrants has been registered in a separate public offering, and the Company has agreed to maintain an effective registration statement and current prospectus concerning the issuance of the shares upon exercise of the bridge warrants during their term.

      The Company has also issued warrants in various private offerings and commercial transactions as described under "Selling Security Holders."

Capitalization of Subsidiaries

      In November 1995, the Company restructured its operations and organized three wholly-owned subsidiaries into which the Company placed its core businesses and related assets. The three subsidiaries formed were Oryx Power
Products Corporation, SurgX Corporation and Oryx Instruments and Materials Corporation (collectively the "Subsidiaries"). Each of the Subsidiaries was organized under the laws of Delaware with authorized capitalization of 20,000,000 shares of Class A Common Stock, 5,000,000 shares of Class B Common Stock and 5,000,000 shares of Preferred Stock for all subsidiaries except SurgX Corporation. The Class B Common Stock will be used to fulfill options granted to members of management and other key employees of the Subsidiaries. The Class A Common Stock was issued to the Company in exchange for all assets and liabilities including intellectual property associated with the respective businesses. The Class A Common Stock and Class B Common Stock are identical except that the Class A Common Stock possesses a liquidation preference. As of the date hereof, each of the Subsidiaries has 10,000,000 shares of Class A Common Stock issued and outstanding and held by the Company. No shares of Class B Common Stock or Preferred Stock has been issued. However, Power Products has granted options to purchase 992,000 shares of its Class B Common Stock, Instruments and Materials have granted options to purchase 920,000 shares of its Class B Common Stock and SurgX has granted options to purchase 280,000 shares of its Class B Common Stock to management and key employees which will vest ratably over a period of five years.

Transfer Agent

      The transfer agent for the shares of Common Stock is North American Transfer Co., 147 West Merrick Road, Freeport, New York 11520.

                                  LEGAL MATTERS

      Certain legal matters in connection with the Shares being offered hereby will be passed upon for the Company by Atlas, Pearlman, Trop & Borkson, P.A., 200 East Las Olas Boulevard, Suite 1900, Fort Lauderdale, Florida 33301.


                                     EXPERTS

      The financial statements incorporated in this Prospectus by reference to the Annual Report on Form 10-KSB/A1 for the year ended February 29, 1996, have been so incorporated in reliance on the report (which contains an explanatory paragraph relating to the Company's ability to continue as a going concern as described in Note 1 to the financial statements) of Price Waterhouse LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

                                 INDEMNIFICATION

      Section 145 of the General Corporation Law of Delaware, under which jurisdiction the Company is incorporated, empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative by reason of the fact that he or she is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or enterprise. A corporation may indemnify against expenses (including attorneys' fees) and, other than in respect of an action by or in the right of the corporation, against judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with such action, suit or proceeding if the person indemnified acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, and with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. In the case of an action by or in the right of the corporation, no indemnification of expenses may be made in respect to any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action was brought shall determine that, despite the adjudication of liability, such person is fairly and reasonably entitled to indemnity for such expenses which the court shall deem proper. Section 145 of the General Corporation Law of Delaware further provides that to the extent a director, officer, employee or agent of the corporation has been successful in the defense of any action, suit or proceeding referred to above or in the defense of any claim, issue or matter therein, he or she shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by him or her in connection therewith.

      The By-laws of the Company require the Company to indemnify its directors and officers to the fullest extent permitted by the General Corporation Law of the State of Delaware.

      Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended maybe permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the

Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                    PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.    Other Expenses of Issuance and Distribution.
            --------------------------------------------

      The following table sets forth the estimated expenses, all of which are being paid by the Company, in connection with this offering.

      Registration fee ...............................         $    8,038.00
      Legal fees and expenses ........................              5,000.00*
      Blue sky qualification fees
         and expenses ................................              1,000.00*
      Accounting fees and expenses ...................              7,500.00*
      Printing expenses ..............................              1,000.00*
      Miscellaneous ..................................              1,462,00*
                                                                  ----------

            Total ....................................         $   24,000.00*
                                                                  ==========

*Estimated

Item 15.    Indemnification of Directors and Officers.
            -----------------------------------------

      Section 145 of the General Corporation Law of Delaware, under which jurisdiction the Company is incorporated, empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative by reason of the fact that he or she is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or enterprise. A corporation may indemnify against expenses (including attorneys' fees) and, other than in respect of an action by or in the right of the corporation, against judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with such action, suit or proceeding if the person indemnified acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, and with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. In the case of an action by or in the right of the corporation, no indemnification of expenses may be made in respect to any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action was brought shall determine that, despite the adjudication of liability, such person is fairly and reasonably entitled to indemnity for such expenses which the court shall deem proper. Section 145 of the General Corporation Law of Delaware further provides that to the extent a director, officer, employee or agent of the corporation has been successful in the defense of any action, suit or proceeding referred to above or in the defense of any claim, issue or matter therein, he or she shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by him or her in connection therewith.

      The Company's Bylaws provide that the Company has the power to indemnify its directors and executive officers and may indemnify its other officers, employees and other agents to the fullest extent permitted by Delaware law.

      Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended maybe permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

Item 16.    Exhibits.

Exhibits

Exhibit No.       Description of Exhibits

   3.1            Certificate of Incorporation of the Registrant dated  July 26,
                  1993(1)
   3.2            Bylaws of the Registrant dated July 26, 1993(1)
   3.3            Certificate of Amendment to Certificate of Incorporation dated
                  July 23, 1993(1)
   3.3A           Certificate of Amendment of Certificate of Incorporation dated
                  February 7, 1996(4)
   4.1            Specimen Common Stock Certificate(1)
   4.2            Specimen Common Stock Purchase Warrant(1)
   4.3            Warrant Agency Agreement including Statement of  Rights, Terms and Conditions for Callable Stock Purchase Warrants(2)
   4.4            Incentive and Nonqualified Stock Option Plan, as  Amended(1)
   4.4A           1995 Directors Stock Option Plan(4)
   4.5            Form  of  Promissory  Note  issued to Series A Preferred Stock investors(1)
   4.6            Unit Purchase Warrant(1)
   4.7            Form  of  Common  Stock  Purchase  Agreement  executed by each investor in private placement consummated on May 26, 1995(2)
   4.8            Form  of  Registration  Rights   Agreement  executed  by  each
                  investor in private placement dated February 29 and May 13, 1996(2)
   4.9            Form of Warrant  issued to various investors in  February 1996
                  Bridge Financing(4)
   4.10           Form  of  Warrants  issued  to  Yorkton  Securities,  Inc.  in
                  February 1996 and May 1996(4)
   5.1            Opinion  of  Atlas,  Pearlman, Trop & Borkson, P.A. as  to the
                  validity of the securities being registered.*
   10.1           Lease  Agreement  with  Renco  Investment Company re: Fremont,
                  California office, a laboratory and manufacturing facility(1)
   10.2           Lease Agreement with FINSA re: Reynosa, Mexico,  manufacturing facility(3)
   10.3           Lease Agreement with Greer Enterprises re: Fremont, California manufacturing facility(3)
   10.4           Lease  Agreement  with  Hospitak/Meditron  re: McAllen, Texas, warehouse facility(3)
   10.5           Lease  Agreement  with  Security  Capital Industrial Trust re:
                  Fremont, California manufacturing facility(4)
   10.6           Lease Agreement with OTR, State  Teachers Retirement System of
                  Ohio re: Mt. Prospect, Illinois office(4)
   10.7           Consulting Agreement with Bruce L. Schindler(1)

   10.8           Financial Consulting Agreement with J. W. Charles/CSG(1)
   10.9           Letter of Employment and Non-Competition Agreement with Arvind
                  Patel(1)
   10.10          Letter of Employment and Non-Competition Agreement with Andrew
                  Intrater(1)
   10.11          Agreement  for  the  Purchase  and  Sale  of Stock with  Intek
                  Diversified Corporation(1)
   10.12          Asset  Purchase   Agreement   with   Zenith  Electronics Corp-
                  oration(1)
   10.13          Promissory Notes issued in interim debt financing(1)
   10.14          Common  Stock  Purchase Warrants  issued  in interim debt fin-
                  ancing(3)
   10.15          Placement  Agency  Agreement  between the Company and  Yorkton
                  Securities,  Inc. dated February 8, 1996, as amended April 22,
                  1996(4)
   10.16          Form of Subscription Agreement between the Company and various investors in Yorkton Private Placement dated February 29, 1996 and May 13, 1996(4)
   10.17          Offering  Memorandum  dated  February 8, 1996  and  Supplement thereto  dated April 22,  1996,  relating  to Yorkton  private placement(4)
   10.18          Settlement  Agreement  between  the  Company  and Zenith Elec-
                  tronics Corporation dated February 29, 1996, as  amended April
                  16, 1996(4)
   21             Subsidiaries of the Registrant(4)
   23.1           Consent of Independent Accountants*
   23.2           Consent of Atlas, Pearlman, Trop & Borkson, P.A. (incorporated in opinion included in Exhibit 5.1).

*  Filed herewith.

1 Previously filed as an exhibit to the Company's Registration Statement on Form SB-2 (Registration No. 33-72104) which became effective on April 6, 1994 and is incorporated herein by reference.

2 Previously filed as an exhibit to the Company's Current Report on Form 8-K filed with the Commission on March 27, 1995.

3 Previously filed as an exhibit to the Company's Annual Report on Form 10-KSB for the fiscal year ended February 28, 1995.

4 Previously filed on an exhibit to the Company's Annual Report on Form 10-KSB (as Amended) for the fiscal year ended February 29, 1996.

Item 17.          Undertakings.

   (a)            The undersigned Registrant hereby undertakes:

                  (1) To file, during any period in which it offers or sells securities being made, a post-effective amendment to this Registration
   Statement:

                  (i) To include any Prospectus required by Section 10(a)(3) of the Securities Act of 1933;

                  (ii) To reflect in the  Prospectus  any facts or events which,
      individually   or  together,   represent  a  fundamental   change  in  the
      information set forth in the Registration Statement;

                  (iii)  To  include   any   additional   or  changed   material
      information with respect to the plan of distribution.

            (2) For determining any liability under the Securities Act of 1933, as amended, treat each post-effective amendment as a new registration statement relating to the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

            (3) To file a post-effective amendment to remove any of the securities that remain unsold at the end of the offering.

      (b) The undersigned Registrant hereby undertakes to provide to the Underwriter at the closing specified in the Underwriting Agreement certificates in such denominations and registered in such names as required by the Underwriter to permit prompt deliver to each purchaser.

      (c)   The undersigned Registrant hereby undertakes that:

            (1) For determining any liability under the Securities Act of 1933, as amended, treat the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act of 1933, as amended, as part of this Registration Statement as of the time the Commission declared it effective.

            (2) For determining any liability under the Securities Act of 1933, as amended, treat each post-effective amendment that contains a form of prospectus as a new registration statement for the securities offered in the Registration Statement, and that offering of the securities at that time as the initial bona fide offering of these securities.

      (d) Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended (the "Act"), may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

      (e)   The undersigned Registrant hereby undertakes that:

            (1) For determining any liability under the Securities Act, treat the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant under Rule 424(b)(1), or (4), or 497(h) under the Securities Act as part of this Registration Statement as of the time the Commission declared it effective.

            (2) For determining any liability under the Securities Act, treat each post-effective amendment that contains a form of prospectus as a new registration statement for the securities offered in the Registration Statement, and that offering of the securities at that time as the initial bona fide offering of those securities.

                                   SIGNATURES


      Pursuant to the requirements of the Securities Act of 1933, as amended, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Fremont, State of California, on September 3, 1996.

                                    ORYX TECHNOLOGY CORP.


                                    By: /s/ Arvind Patel
                                       -----------------------------------------
                                         Arvind Patel, President and
                                         Chief Executive Officer


      In accordance with the requirements of the Securities Act of 1933, this Registration Statement was signed by the following persons in the capacities and on the dates stated.

Signature                     Title                            Date
- ---------                     -----                            ----



/s/ Arvind Patel              President, Principal
- -------------------------     Executive Officer
Arvind Patel                  and Director                     September 3, 1996



/s/ Andrew Intrater           Secretary, Treasurer
- -------------------------     and Director                     September 3, 1996
Andrew Intrater


/s/ Andrew G. Wilson          Principal Financial and
- -------------------------     Accounting Officer               September 3, 1996
Andrew G. Wilson


/s/ John H. Abeles            Chairman of the Board
- -------------------------     and Director                     September 3, 1996
John H. Abeles


/s/ Jay M. Haft               Director                         September 3, 1996
- -------------------------
Jay M. Haft

/s/ Nitin T. Mehta            Director                         September 3, 1996
- -------------------------
Nitin T. Mehta


/s/ Ted D. Morgan             Director                         September 3, 1996
- -------------------------
Ted D. Morgan


/s/ Bruce L. Schindler        Director                         September 3, 1996
- -------------------------
Bruce L. Schindler



































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